Filed Pursuant to Rule 433

Registration Statement No. 333-239800

Issuer Free Writing Prospectus dated January 25, 2021

Relating to Preliminary Prospectus dated October 20, 2020

Baosheng Media Group Holdings Limited

5,000,000 Ordinary Shares

This free writing prospectus relates to the initial public offering of ordinary shares of Baosheng Media Group Holdings Limited (the "Company") and should be read together with the preliminary prospectus dated October 20, 2020 (the "Preliminary Prospectus") that was included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-239800) relating to these shares.

The following information supplements and updates the information contained in the Preliminary Prospectus:

Offering Summary Issuer Baosheng Media Group Holdings Limited Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market – “BAOS” (approved subject to completion of the offering) Ordinary Shares Offered 5,000,000 Ordinary Shares Offering Price $5.00 - $6.00 Gross Proceeds $25 - 30 million ( A ssuming no exercise of over - allotment option and excluding 300,000 Ordinary Shares ) Over - allotment 15% Pre - offering Shares Outstanding 20,400,000 Ordinary Shares Use of Proceeds • Approximately 59.3% for expanding our business scale and securing authorized agency status of additional media • Approximately 18.5% for building our own network of Key Opinion Leaders Approximately 12.2% for expanding our manpower and talent pool • Approximately 10.0% for general working capital Underwriter Univest Securities, LLC - Solid and extensive partnerships with increasing market recognition - Profitable and scalable business model with strong financial performance - Diversified service offering through multi - channel online marketing solutions and optimization services - Well positioned in growth market and success in strategy execution - Experienced and visionary management team Investment Highlights Among the top 5 independent online advertising service providers in China by gross revenue 1 in 2018 16.16 14.69 9.19 17.85 15.99 11.17 Revenue Gross Profit Net Income Millions USD Revenue, Goss Profit and Net Income FY2018 FY2019 90.9% 56.9% 89.6% 62.6% Gross Margin Net Profit Margin Gross Margin and Net Profit Margin FY2018 FY2019 Financials Ad Offering Samples Partnerships Source: 1 Frost & Sullivan entitled “China Online Advertising Market Study, Independent Market Research Report” on July 2019.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Univest Securities, LLC at 212-343-8888.